UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 7, 2012
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 7, 2012, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced the publication in the July 2012 Journal of Clinical Microbiology of a clinical study that supports validation of a new clinical diagnostic test for bacterial vaginosis. These studies were completed under IRB approval in collaboration with the Department of Medicine, University of Alabama at Birmingham School of Medicine, and the article was co-authored by physicians and scientists from both organizations.

During the study, quantitative PCR assays were developed for 4 organisms reported previously to be useful positive indicators for the diagnosis of bacterial vaginosis (BV) and a single organism that had been implicated as a negative indicator for BV. A total of 402 women were enrolled in the study between April and October 2011.

The new test, which is called Bacterial Vaginosis, is currently available as part of the NuSwabsm series of tests. In 2011, LabCorp introduced NuSwab as a single collection device that improves the convenience and efficacy of sample collection for clinically validated test profiles for targeted women's health clinical conditions. The tests are configured to be cost-effective for payers and patients, while providing high quality results to guide diagnosis & treatment.

“Bacterial vaginosis is a common condition, but physicians have limited tools to diagnose it properly,” said Dr. Mark Brecher, LabCorp's Chief Medical Officer. “This test will help physicians diagnose BV with more specificity and provide better care. Patients are seeing demonstrable benefits from the NuSwab tests, and we will continue to enhance our NuSwab offerings to support better patient care.”

This enhancement to LabCorp's test menu is an adjunct to its broad women's health test options, including tests that focus on both screening and diagnosis of disease. In addition to its women's health services, LabCorp offers a comprehensive menu of individual tests and test combinations to address specific patient needs.

Exhibits

99.1	Press Release dated August 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

August 7, 2012